KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of North America and the Contract Owners of Allianz Life Variable Account B:

We consent to the use of our report dated April 6, 2007 on the financial statements of Allianz Life Variable Account B and our report dated April 6, 2007 on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS" in the Statement of Additional Information.

Our report dated April 6, 2007 on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries refers to a change in the Company's method of accounting for non-traditional long-duration insurance contracts in 2004.

                                  /s/ KPMG LLP

Minneapolis, Minnesota
April 23, 2007